                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                       Three Months Ended              Nine Months Ended
                                            March 31,                      March 31,
                                    -------------------------      -------------------------
                                       1999          1998            1999           1998
                                       ----          ----            ----           ----
Weighted average shares
  outstanding                       63,187,789     60,293,708      62,872,858     59,732,984

Incremental shares
  resulting from assumed
  exercise of stock options          3,326,578      4,675,910       3,949,568      4,911,046
                                    ----------     ----------       ---------      ---------

Weighted average shares and
  assumed incremental shares        66,514,367     64,969,618      66,822,426     64,644,030
                                    ==========     ==========      ==========     ==========

NET INCOME                             $19,505        $13,258         $52,363        $35,400
                                       =======        =======         =======        =======

EARNINGS PER SHARE:

  Basic                                $   .31        $   .22       $    0.83      $    0.59
                                       =======        =======       =========      =========

  Diluted                              $   .29        $   .20       $    0.78      $    0.55
                                       =======        =======       =========      =========


Basic earnings per share have been computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares.